                                                                  EXHIBIT 10.16


                                OPTION AGREEMENT
                                    (Solana)

        THIS OPTION AGREEMENT (this "Agreement") is made on November 11, 2002, by and between Maguire Properties, L.P., a Maryland limited partnership ("Optionee" or the "Operating Partnership"), and Maguire Partners - Solana Limited Partnership, a Texas limited partnership ("Optionor").

                                    RECITALS

        A. Optionor owns that certain real property as described in Exhibit A attached hereto (the "Land").

        B. The "Property" shall include (i) Optionor's interest in the Land and any buildings, structures, and other improvements situated on the Land or hereinafter constructed or acquired, (iii) any personal property owned by Optionor, situated on the Land and used by Optionor in connection with the use, operation or maintenance of the Property, and (iv) any intangible property owned by Optionor and used solely in connection with the use, operation or maintenance of the Property.

        C. The Operating Partnership desires to have the right to acquire all of the Property (in whole or in legally subdivided portions), without becoming obligated to acquire it, under specified terms and conditions. As used herein, "Option" means the option to purchase the Property (or any legally subdivided portion thereof) under this Agreement.

        D. The Operating Partnership desires to acquire the Option as part of a series of transactions (collectively, the "Formation Transactions") relating to the proposed initial public offering (the "Public Offering") of common stock of Maguire Properties, Inc., a Maryland corporation (the "Company"), the general partner of the Operating Partnership.

        E. The Property will be (i) managed by the Operating Partnership or an affiliate (the "Manager") pursuant to a separate property management and leasing agreement between Optionor and the Manager to be executed concurrently with the consummation of the Public Offering (the "Management Agreement"), and (ii) developed by the Operating Partnership or an affiliate (the "Developer") pursuant to a separate development agreement between Optionor and the Developer to be executed concurrently with the consummation of the Public Offering (the "Development Agreement").

        F. Concurrently with the consummation of the Public Offering, the Company and Robert F. Maguire III ("Maguire") will enter into a Non-Competition Agreement (the "Non-Competition Agreement") through which Maguire will agree to refrain from certain competitive activities subject to the terms and conditions contained therein.

        G. After the date hereof, Optionor intends to distribute the Property to a newly formed entity affiliated with Optionor (the "New Entity") that will be bound by the terms and conditions of this Agreement.



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

                                    AGREEMENT

           NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Operating Partnership and Optionor agree as follows:

        1. Grant of Option. Optionor hereby grants to the Operating Partnership an option to acquire all right, title and interest of Optionor in the Property (or any legally subdivided portion thereof) on an "as is" basis (subject to all matters of record) on the terms and conditions set forth herein.

           1.1 Effectiveness of Option. This Agreement and the Option granted hereby shall not be effective until such time as the Public Offering is consummated.

           1.2 Commencement of Option. The Operating Partnership shall have the right to exercise the Option at any time after the consummation of the Public Offering until the expiration of the Option pursuant to Section 1.3.

           1.3 Term of Option. The Option shall expire ten (10) years after the consummation of the Public Offering, unless earlier terminated as described in
Section 7 hereof (such term being the "Exercise Period" or the "Option Term").

           1.4 Exercise of Option. Optionee may exercise the Option as to the entire Property or may, from time to time throughout the Option Term, elect to acquire one or more legally subdivided portions of the Property ("Portion"). If Optionee elects to exercise the Option with respect to one or more Portions, the remainder of the Property shall remain subject to the Option. It being understood that the Option shall remain in effect as to the remaining portion of the Property subject to Section 7 below.

           1.5 Consents. The consummation of the transactions contemplated by this Agreement are subject to any consents required under the "Existing Financings" and the "New Financings" (each as hereinafter defined), and are subject to the consents to be obtained in connection with the Public Offering and the Formation Transactions.

           1.6 Subordination. The Option granted by this Agreement and the rights of the Operating Partnership hereunder are and shall be subordinate to any Existing Financings and New Financings.

        2. Process for Exercise of Option.

           2.1 Exercise. The Option may be exercised during the Exercise Period by delivery of written notice by the Operating Partnership to Optionor (the "Exercise Notice"), stating that the Option is exercised on the terms set forth in this Agreement. The Exercise Notice shall clearly identify whether it applies to the entire Property or a Portion. The date upon which the Exercise Notice is received by Optionor shall hereinafter be referred to as the "Exercise Date." If the Option is exercised, the Property or the Portion (as the case may be) shall be



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

conveyed within 90 days of the Exercise Date, subject to the terms of the Acquisition Agreement (as defined in Section 3.1).

           2.2 Inspection. During the term of this Agreement, Optionor agrees to permit the Operating Partnership and its agents to enter upon the Property, subject to the rights of any tenants, at reasonable times to make such surveys, inspections and tests as may reasonably be necessary in connection with its examination of the Property. The Operating Partnership hereby agrees to repair any damage it or its agents may cause to the Property as a result of any such inspections or tests or any other related damage caused by the Operating Partnership or its agents, and further agrees to indemnify, defend and hold Optionor harmless from and against any and all claims, losses, damages and expenses, including reasonable attorneys' fees, suffered by the Operating Partnership as a direct result of the Operating Partnership's or the Operating Partnership's agents entry upon or acts upon the Property in connection with any such inspections or tests or any other related damage caused by the Operating Partnership or its agents.

           2.3 Information. Optionor agrees to permit the Operating Partnership and its agents to review all books, records and other documentation reasonably requested by the Operating Partnership with respect to Optionor and the Property, which are in Optionor's possession and control. Optionor will provide (or cause Manager to provide) a report of the status of the Property on a quarterly basis which shall include unaudited financials, the Property's operating history and Optionor's current estimate of historical costs in the Property.

        3. Acquisition Process

           3.1 Acquisition Escrow. Upon exercise of the Option by delivery of either an Exercise Notice or an OP Notice (as defined in Section 4) by the Operating Partnership, Optionor shall open, within five business days after the Exercise Date, an escrow with a title insurance company selected by Optionor and reasonably acceptable to the Operating Partnership at an office of such title insurance company in either Tarrant or Denton County and shall notify the Operating Partnership of the number and location of such escrow (the "Acquisition Escrow"). Within 30 days after opening the Acquisition Escrow, the parties shall execute a mutually acceptable acquisition agreement containing terms and conditions customary in similar "as is" transactions and in any case consistent with this Agreement (an "Acquisition Agreement") and shall deliver one executed copy to each of Optionor and the Operating Partnership, and one executed copy to the escrow holder. Optionor and the Operating Partnership shall thereafter additionally execute, acknowledge and deliver any and all other documents reasonably necessary or appropriate to carry out the terms and conditions of the Acquisition Agreement, including a special warranty deed. Optionor and the Operating Partnership shall execute and deposit such additional escrow instructions as shall be reasonably required by the escrow holder to consummate the transactions contemplated herewith; provided, however, that in the event of any conflict between the printed portion of any such additional instructions and the provisions of this Agreement, the provisions of this Agreement shall control.



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

           3.2 Acquisition Consideration.

           (a) The acquisition consideration to be paid by the Operating Partnership for the Property or any Portion (the "Acquisition Consideration") pursuant to an exercise of the Option under Section 2.1 shall be the "Cost Value of the Property" or the "Cost Value of the Portion", respectively, as defined below.

           (i) The "Cost Value of the Property" shall be equal to the total of (A) the sum, without duplication, of the total accumulated costs (except to the extent of any liability assumed by the Operating Partnership) of Optionor, Maguire or any affiliate of Maguire as of the Closing Date (as hereinafter defined), directly related to the acquisition (including the acquisition of any partnership, membership or other interests), financing (excluding interest paid to Maguire or affiliates of Maguire), leasing, entitlement, operation, maintenance and development of the Property, including, without limitation, development and management fees paid to affiliates of Maguire prior to the consummation of the Public Offering to cover the property's proportionate share of overhead and costs and all such fees paid to affiliates of the Operating Partnership after the consummation of the Public Offering), property taxes, insurance, predevelopment and entitlement costs and fees, consultants' and attorneys' fees and third party financing costs and fees (including principal to the extent used for the benefit of the Property but without duplication of other costs, and interest, original issue discount, origination fees, points, and any prepayment, assumption or other fees, costs and penalties) incurred by Optionor or the Operating Partnership in connection with the assumption or prepayment of Property Indebtedness (as defined in Section 3.2(b)(i)), in each case in proportion to the extent the net proceeds of the underlying indebtedness were used for the benefit of the Property, provided Optionor provides evidence of such costs reasonably acceptable to the Operating Partnership to support Optionor's determination of such costs; and (B) an amount equal to an eight percent (8%) per annum return, compounded quarterly, on the sum, without duplication, of (x) the aggregate amount of capital contributed to Optionor, net of actual distributions made by Optionor on account of such capital contributions, and (y) the aggregate principal amount of all advances made to or for the benefit of Optionor by Maguire, any affiliate of Maguire, or any other direct or indirect investor in Optionor (if any), net of actual repayments on account of such advances by or on behalf of Optionor, which return shall accrue from the date on which each such capital contribution or advance was made, taking proper account of the amount and timing of each such capital contribution or advance and any amounts distributed or repaid by Optionor on account of each such capital contribution or advance. If at any time Optionor has retained distributable cash in excess of the sum of $1,000,000 (excluding reserves required by lenders or other applicable third parties relating solely to the Property), such cash shall be deemed distributed on account of capital contributed or repaid on account of advances for purposes of this



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

                      subclause (B), and Optionor shall not be entitled to an eight percent (8%) return on any amounts at any time that were retained by Optionor in excess of $1,000,000 (excluding reserves required by lenders or other applicable third parties relating solely to the Property).

           (ii) The "Cost Value of the Portion" shall be the allocable portion of the Cost Value of the Property considering the relative location, configuration, entitlement, condition, improvements, environmental status, nature and size of the Portion in relation to the remainder of the Property; provided, however, that the sum of the Cost Value of the Portions shall not exceed the aggregate Cost Value of the Property. Notwithstanding anything to the contrary contained herein, the Cost Value of the Portion shall include the outstanding balance (including all applicable prepayment, assumption or other fees, costs and penalties) of all Existing Financing and New Financing which, by their terms or as may otherwise be required by the lenders thereunder, must be assumed or prepaid upon a transfer of such Portion by Optionor.

           (b) Upon the closing under an Acquisition Agreement, the Acquisition Consideration shall be payable by the Operating Partnership first through the assumption of all Property Indebtedness (including the payment of any applicable prepayment, assumption or other fees, costs and penalties) and, if the Operating Partnership so elects, the subsequent repayment thereof, and second, with respect to any remaining unsatisfied portion of the Acquisition Consideration, in the form of "OP Units" (as defined below) in the Operating Partnership. For purposes of this Section 3.2(b), the value of Property Indebtedness assumed by the Operating Partnership shall be the principal amount thereof and any accrued and unpaid interest, plus any related prepayment, assumption and other fees, costs and penalties incurred by the Operating Partnership in connection with the Operating Partnership's assumption or repayment of such Property Indebtedness. The value of OP Units shall be their "Market Value" (as defined below). In lieu of the foregoing, upon the agreement of both the Operating Partnership and Optionor, instead of issuing OP Units as part of the Acquisition Consideration the Operating Partnership may pay all or any portion thereof in cash.

           (i) "Property Indebtedness" means (i) any financings or other arrangements entered into by Optionor (or any affiliate of Optionor) prior to the date hereof relating to the Property or the Portion (as applicable) as reflected on
                      Schedule 3.2 attached hereto plus any mezzanine or bridge financing and any other financings reflected on the Preliminary Title Report prepared by Commonwealth Title Insurance Company dated September 25, 2002, Order No. 282527CDK (collectively, the "Existing Financings"), and
                      (ii) any financing or other arrangement entered into by Optionor (or any affiliate of Optionor) after the date hereof which relate to the Property or the Portion (as applicable), including, without limitation, any mezzanine or bridge financing, or amendments or extensions of the Existing Financings (the "New Financings"), but only to the extent the aggregate of all Existing Financings and New Financings (plus any related prepayment, assumption or other fees, costs and penalties) does not exceed the Cost

                      Value of the Property. Notwithstanding anything to the contrary contained herein, the Property Indebtedness for purposes of a transfer of a Portion shall include the outstanding balance (including all applicable prepayment, assumption or other fees, costs and penalties) of all Existing Financing and New Financing which, by their terms or as may otherwise be required by the lenders thereunder, must be assumed or prepaid upon a transfer of such Portion by Optionor as contemplated by this Agreement. Any financings or other arrangements relating to the Property in excess of the amount of the Cost Value of the Property shall be the responsibility of Optionor. Optionor shall provide the Operating Partnership with notice of any known default under any of the Existing Financings and New Financings and shall provide copies of any written default notices Optionor may receive from the lenders of such financings.

           (ii) The term "Market Value" means the average of the daily market price of the common stock of the Company (or any successor thereto) (the "Common Stock") for the ten (10) consecutive trading days immediately preceding the closing of the transactions under the Acquisition Agreement. For purposes of determining Market Value, one (1) OP Unit shall equal one (1) share of Common Stock, subject to any adjustments required under the partnership agreement in effect for the Operating Partnership or to reflect stock splits, reclassifications, dividends in-kind, and the like.

           (iii) The term "OP Unit" shall have the meaning set forth in the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Limited Partnership Agreement").

           (c) At the closing of the sale of the Property or a Portion (as applicable) pursuant to an Acquisition Agreement, all reserves held by or on behalf of Optionor as required by applicable lenders or otherwise with respect to the Property or the Portion (as applicable) shall either be (i) returned to Optionor, or (ii) transferred to the Operating Partnership in which event a credit shall be applied to increase the Acquisition Consideration by the amount of such transferred reserves.

           (d) In exercising the Option, the Operating Partnership will use reasonable commercial efforts to cooperate with Optionor (and current direct and indirect owners of Optionor) to minimize any taxes, fees or prepayment penalties payable in connection with such exercise or the assumption or repayment of debt relating to the Property; provided that, except as otherwise set forth in this Agreement, such cooperation shall not require the Operating Partnership to unreasonably delay the closing under the Acquisition Agreement or require the Operating Partnership to assume additional liabilities or incur any material amount of out-of-pocket expenses.

           (e) Pursuant to the Limited Partnership Agreement (as defined in
Section 3.2(b)(iii)), the OP Units are exchangeable into shares of the Common Stock. It is currently anticipated that such shares of common stock will be entitled to certain registration rights consistent with the Company's practice at the time such OP Units are issued and subject to any restrictions or agreements affecting such rights to which the Company or the Operating Partnership is bound.

           3.3 Withholding. Optionor shall execute upon the conveyance of the Property or any Portion such certificates or affidavits reasonably necessary to document the inapplicability of any federal or state tax withholding provisions, including without limitation those referred to in Section 9.5 below. If Optionor fails to provide such certificates or affidavits, the Operating Partnership may withhold a portion of the Acquisition Consideration as required by the Internal Revenue Code of 1986, as amended (the "Code") or applicable state law.

           3.4 Taxes. If the transactions contemplated by this Agreement and an Acquisition Agreement are consummated, then the following shall apply:

           (a) Acquisition is Treated as Contribution. If the Acquisition Consideration consists in whole or in part of OP Units, the transfer, assignment and exchange contemplated by this Agreement shall constitute a "Capital Contribution" to the Operating Partnership pursuant to Article 4 of the Partnership Agreement and is intended to be governed by Section 721(a) of the Code, and the Operating Partnership and Optionor agree to report this transaction consistent with such treatment.

           (b) Allocation of Acquisition Consideration. The Acquisition Consideration shall be allocated in a manner reasonably agreed upon by the Operating Partnership and Optionor. The Operating Partnership and Optionor agree to (i) be bound by the allocation, (ii) act in accordance with the allocation in the preparation of financial statements and filing of all tax returns and in the course of any tax audit, tax review or tax litigation relating thereto and (iii) take no position and cause their affiliates to take no position inconsistent with the allocation for income tax purposes.

           (c) Cooperation and Tax Disputes. Optionor and the Operating Partnership shall provide each other with such cooperation and information relating to the Property as the parties reasonably may request in (i) filing any tax return, amended tax return or claim for tax refund, (ii) determining any liability for taxes or a right to a tax refund, or (iii) conducting or defending any proceeding in respect of taxes. Any time after the date hereof, the Operating Partnership shall promptly notify Optionor in writing upon receipt by the Operating Partnership or any of its affiliates of notice of (i) any pending or threatened tax audits or assessments with respect to the Property and (ii) any pending or threatened federal, state, local or foreign tax audits or assessments of the Operating Partnership or any of its affiliates, in each case which may affect the liabilities for taxes of Optionor with respect to any tax period ending on or before the date on which the acquisition of the Property or a Portion (as applicable) occurs (the "Closing Date"). Optionor shall promptly notify the Operating Partnership in writing upon receipt by Optionor of notice of any pending or threatened federal, state, local or foreign tax audits or assessments relating to the income, properties or operations of the Property. Each of the Operating Partnership and Optionor may participate at its own expense in the prosecution of any claim or audit with respect to taxes attributable to any taxable period ending on or before the Closing Date, provided, that Optionor shall have the right to control the conduct of any such audit or proceeding or portion thereof for which Optionor (or its direct or indirect owners, if applicable) has acknowledged liability (except as a partner of the Operating Partnership) for the payment of any additional tax liability, and the Operating Partnership shall have the right to control any other audits and proceedings. Notwithstanding the foregoing, neither the Operating Partnership nor Optionor may settle or otherwise resolve any such claim, suit or proceeding which could have an adverse tax effect on the other party or its direct or indirect owners without the consent of the other party, such consent not to be unreasonably withheld. Optionor and the Operating Partnership shall retain all tax returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such tax returns and other documents relate and until the final determination of any tax in respect of such years.

           (d) Tax Allocations. With respect to the Property or a Portion (as applicable) that is directly or indirectly contributed to the Operating Partnership as provided in Section (a) above, the Operating Partnership and Optionor agree that the Operating Partnership shall use the "traditional method", as described in Regulations Section 1.704-3(b), to make allocations of taxable income and loss among the partners of the Operating Partnership.

           (e) Transfer Taxes. The Operating Partnership shall pay the cost of all documentary transfer taxes arising from the sale of the Property or a Portion (as applicable) pursuant to the exercise by the Operating Partnership of the Option.

           (f) Closing Costs and Prorations. All recording fees, escrow fees, and other closing costs (except documentary transfer taxes as provided in Section 3.5(e) above) shall be allocated according to custom and practice based on the location of the Property or the Portion (as applicable). All income and expenses of the Property or the Portion (as applicable) shall be prorated according to custom and practice based on the location of the Property or the Portion.

           (g) Survivability. This Section 3.4 shall survive the expiration or earlier termination of this Agreement for a period of one year from the date of such expiration or earlier termination.

        4. Right of First Refusal. If Optionor receives an offer from an unaffiliated third party to purchase the entire Property or a Portion (the "Offer") at any time during the "ROFR Term" (as hereinafter defined), then, subject only to Optionee's right of first refusal contain in this Section 4, Optionor shall have the right to convey the Property or Portion (as applicable) to such third party during the term of this Agreement. If Optionor desires to accept the Offer, Optionor shall first give written notice (the "ROFR Notice") thereof to the Operating Partnership (the date the ROFR Notice is received by the Operating Partnership is referred to as the "Notice Date"), which ROFR Notice shall include the proposed purchase price and other material economic terms (collectively, the "Acquisition Terms") of the proposed transfer of the Property. The ROFR Notice shall also include a written statement of Optionor's determination of the Cost Value of the Property or the Cost Value of the Portion (as applicable). Optionor's determination of the Cost Value of the Portion shall be deemed conclusive and final absent a clear demonstration by the Operating Partnership of fraud or willful misconduct on the part of Optionor with respect to such determination, and such determination shall reduce the Cost Value of the Property for purposes of any remaining portion of the Property subject to the terms of this Agreement. The Operating Partnership shall have 30 days from the Notice Date to give written notice to Optionor (the "OP Notice") of its election to acquire the Property or the Portion (as applicable) either (i) for the same purchase price and on substantially the same other terms as set forth in the Offer, or (ii) pursuant to the exercise of its Option under Section 2.1. If the Operating Partnership fails to make such election on a timely basis, the Operating Partnership's rights under this Agreement shall expire and be of no further force or effect; provided, however, that such rights shall be revived and reinstated in favor of the Operating Partnership in the event Optionor has not consummated the transaction on terms which are generally as good or more favorable to Optionor than the Acquisition Terms within 180 days following the Notice Date. The term of the right of first refusal contained in this Section 4 shall commence upon the consummation of the Public Offering and shall expire on the date this Agreement terminates pursuant to Section 7 below (the "ROFR Term").

        5. Permitted Activities by Optionor; Property Management, Leasing and Development. Subject to the terms of this Agreement, Optionor has the right to own, entitle, finance, operate, lease, encumber, develop and maintain the Property during the term of this Agreement; provided that during the term of the Management Agreement and the Development Agreement (as applicable), all such activities shall be conducted by or through the Manager and Developer, respectively, in accordance with the Management Agreement and the Development Agreement.

        6. Marketing the Property for Sale. Optionor agrees not to affirmatively market the Property for sale during the Option Term.

        7. Termination of this Agreement. This Agreement shall terminate and be of no further force or effect upon the earlier to occur of (i) the sale, transfer or contribution (directly or indirectly) of all the parcels comprising the Property to any party (including the Operating Partnership) in accordance with this Agreement, (ii) the failure by the Operating Partnership to timely close on the acquisition of the Property after opening an Acquisition Escrow, and (iii) for purposes of Section 4 above only, the later of the expiration of the Option Term and the expiration or earlier termination of the Non-Competition Agreement. This Agreement shall terminate and be of no further force or effect as to any Portion if the Operating Partnership fails to timely close on the acquisition of such Portion after opening an Acquisition Escrow with respect to such Portion.

        8. Procedure if Option Terminates

           8.1 Notice of Termination. If the Option expires or is earlier terminated pursuant to this Agreement, Optionor will provide notice of such expiration or termination to the Operating Partnership (the "Option Termination Notice"). The delivery of the Option Termination Notice shall not be a condition precedent to the effectiveness of such expiration or earlier termination.

           8.2 Verification of Termination. Upon receipt of the Option Termination Notice, the Operating Partnership agrees that, if the Option is terminated, it will execute, acknowledge and deliver to Optionor in recordable form with appropriate authorization for recording, within ten days from request therefore, a quitclaim deed or any other document reasonably requested by Optionor or a title insurance company to verify the termination of the Option.

           8.3 Right to Documents. Upon receipt of the Option Termination Notice, the Operating Partnership shall forthwith deliver (or cause to be delivered) to Optionor and shall be deemed to have assigned to Optionor (without the execution of further documentation or instruments), any governmental applications, permits, maps, plans, specifications and other documents in its possession or that it has made or contracted to be made respecting the Property, including without limitation all engineering reports, surveys, soil tests, seismic studies, environmental reports, grading, flood control and drainage plans, design renderings, market analyses, feasibility studies, proposed tentative, parcel and final maps, and all correspondence with governmental agencies and their personnel concerning the same.

           8.4 Survivability. This Section 8 shall survive the expiration or earlier termination of this Agreement.

        9. Representations and Warranties. As of the date hereof, Optionor represents and warrants to Optionee as follows:

           9.1 Organization; Authority. Optionor is duly formed, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation. Optionor is qualified to do business in the state where the Property is located. Optionor has the legal capacity to enter this Agreement.

           9.2 Due Authorization. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of Optionor pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Optionor, each enforceable against Optionor in accordance with its terms.

           9.3 Title to the Property. Optionor represents and warrants that (a) it holds a fee interest in the Property and (b) it has not granted an option or right of first refusal to purchase the Property to any party other than the Operating Partnership.

           9.4 Consents and Approvals. Optionor has full right, authority, power and capacity, and, except as may be obtained in connection with the Public Offering or the Formation Transactions, no consent, waiver, approval or authorization of any governmental entity, lender or other third party is required for Optionor: (i) to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Optionor pursuant to this Agreement; and (ii) except as required by any applicable financing agreements, to carry out the transactions contemplated hereby and thereby.

           9.5 Non-Foreign Status. Optionor is a United States person as defined in the Code, and is, therefore, not subject to the provisions of the Code relating to the withholding of sales proceeds to foreign persons, and is not subject to any state withholding requirements.

           9.6 No Brokers. Optionor has not employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of the Operating Partnership or any of its affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement.

           9.7 No Other Agreements to Sell. Except for the Option granted hereby, Optionor has made no agreement and has no obligation (absolute or contingent) to sell or option the Property.

           9.8 Assets. The Property is the sole asset of the Optionor other than cash or cash equivalents. Optionor covenants not to acquire any assets other than those to be made part of or used in connection with the Property.

           9.9 Capital Contributions. All cash contributions and advances made to or for the benefit of Optionor have been used in connection with the acquisition, entitlement, development, leasing, financing, operation, repair and maintenance of the Property. Optionor covenants that all cash contributions and advances made to or for the benefit of Optionor after the date hereof shall be used in connection with the acquisition, entitlement, development, leasing, financing, operation, repair and maintenance of the Property.

           9.11 Indemnity. Optionor shall indemnify, defend and hold harmless the Operating Partnership for all costs and expenses (including reasonable attorneys' fees) incurred by the Operating Partnership as a result of a breach of the representations contained in this Section 9.

        10. Assignment. The Operating Partnership may not assign the Option without Optionor's prior written consent, which consent may be conditioned, withheld or delayed in Optionor's sole and absolute discretion, provided, that the Operating Partnership may assign the Option without Optionor's consent to
(i) the Company, (ii) any direct or indirect controlled affiliate of the Company or the Operating Partnership, or (iii) any entity into which the Operating Partnership has merged or otherwise is the result of a business combination directly involving the Operating Partnership.

        11. Notices; Exercise of the Option. Any notice or demand which must or may be given under this Agreement (including the exercise by the Operating Partnership of the Option) or by law shall, except as otherwise provided, be in writing and shall be deemed to have been given (i) when physically received by personal delivery (which shall include the confirmed receipt of a telecopied facsimile transmission), or (ii) three business days after being deposited in the United States certified or registered mail, return receipt requested, postage prepaid, or (iii) one business day after being deposited with a nationally known commercial courier service providing next day delivery service (such as Federal Express).

        Any such notice shall be addressed and delivered or telecopied (a) in the case of a notice to the Operating Partnership at the following address and facsimile number:

                             Maguire Properties, L.P.
                             555 West Fifth Street
                             Suite 5000
                             Los Angeles, California 90013
                             Phone:  (213) 626-3300
                             Facsimile:  (213) 533-5100
                             Attn:  Robert F. Maguire III
                                    Mark Lammas

and (b), in the case of a notice to Optionor, to the address and facsimile number set forth on the Signature Page hereof.

        12. Dispute Resolution. The parties hereby agree that, in order to obtain prompt and expeditious resolution of any disputes under this Agreement, each claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any other agreement contemplated by or related to this Agreement or any other agreement between the parties), including without limitation any claim based on contract, tort or statute, or the arbitrability of any claim hereunder (an "Arbitrable Claim"), shall, subject to Section 12.1 below, be settled by final and binding arbitration conducted in Los Angeles, California. The arbitrability of any Arbitrable Claims under this Agreement shall be resolved in accordance with a two-step dispute resolution process administered by Judicial Arbitration & Mediation Services, Inc. ("JAMS") involving, first, mediation before a retired judge from the JAMS panel, followed, if necessary, by final and binding arbitration before the same, or if requested by either party, another JAMS panelist. Such dispute resolution process shall be confidential and shall be conducted in accordance with California Evidence Code Section 1119.

           12.1 Mediation. In the event any Arbitrable Claim is not resolved by an informal negotiation between the parties within fifteen (15) days after either party receives written notice that a Arbitrable Claim exists, the matter shall be referred to the Los Angeles, California office of JAMS, or any other office agreed to by the parties, for an informal, non-binding mediation consisting of one or more conferences between the parties in which a retired judge will seek to guide the parties to a resolution of the Arbitrable Claims. The parties shall select a mutually acceptable neutral arbitrator from among the JAMS panel of mediators. In the event the parties cannot agree on a mediator, the Administrator of JAMS will appoint a mediator. The mediation process shall continue until the earliest to occur of the following: (i) the Arbitrable Claims are resolved, (ii) the mediator makes a finding that there is no possibility of resolution through mediation, or (iii) thirty (30) days have elapsed since the Arbitrable Claim was first scheduled for mediation.

           12.2 Arbitration. Should any Arbitrable Claims remain after the completion of the mediation process described above, the parties agree to submit all remaining Arbitrable Claims to final and binding arbitration administered by JAMS in accordance with the then existing JAMS Arbitration Rules. Neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the California Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this subparagraph. The arbitrator is without jurisdiction to apply any substantive law other than the laws selected or otherwise expressly provided in this Agreement. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Such award may include reasonable attorneys' fees to the prevailing party. Judgment upon the award may be entered in any court having jurisdiction thereof.

            12.3 Costs. The parties shall bear their respective costs incurred in connection with the procedures described in this Section 12, except that the parties shall equally share the fees and expenses of the mediator or arbitrator and the costs of the facility for the hearing.

            12.4 Survivability. This dispute resolution process contained in this Section 12 shall survive the expiration or earlier termination of this Agreement. The parties expressly acknowledge that by signing this Agreement, they are giving up their respective right to a jury trial.

        13. Miscellaneous.

            13.1 Amendment. This Agreement may not be amended except by an instrument in writing signed by both Optionor and the Operating Partnership.

            13.2 Entire Agreement; Counterparts; Applicable Law. This Agreement (and to the extent applicable, the Non-Competition Agreement, Management Agreement and Development Agreement) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) may be executed in one or more counterparts, each of which will be deemed an original and all of which shall constitute but one and the same instrument and (c) shall be governed in all respects by the laws of California without giving effect to the conflict of law provisions thereof.

            13.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the Operating Partnership to effect such replacement.

            13.4 Binding Effect. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, Optionor and the Operating Partnership and their respective successors and permitted assigns.

            13.5 Equitable Remedies. The parties hereto agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the California (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

            13.6 Recording. Subject to applicable consents required under any financing related to the Property, Optionee shall have the right to record a memorandum of this Agreement in the real property records of the county in which the Property is situated. If Optionee records such a memorandum, Optionee covenants and agrees to record the appropriate notice of termination or cancellation upon the expiration or earlier termination of this Agreement.

            13.7 Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement, and that it has or will consult with its own advisors.

            13.8 Survival. Except as otherwise provided in this Agreement, it is the intention of the parties hereto that the provisions of this Agreement that contemplate performance after the Closing Date and the obligations of the parties not fully performed on the Closing Date shall survive the Closing Date and shall not be deemed to be merged into or waived by the instruments executed as of Closing Date.


                            (Signature Page Follows)

                                OPTION AGREEMENT
                                 SIGNATURE PAGE


        IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of this 11th day of November, 2002.

OPTIONOR

MAGUIRE PARTNERS - SOLANA LIMITED PARTNERSHIP, a Texas limited partnership

     By:  Maguire Partners-Solana GP Limited Liability Company,
          a Delaware limited liability company
     Its: General Partner

          By:  Maguire Partners-Solana Business Trust,
               a Delaware business trust
          Its: Manager

               By:   /s/ Robert F. Maguire III
                     ---------------------------------
                     Robert F. Maguire III
                     Title:





OPTIONOR'S NOTICE ADDRESS

Maguire Partners
555 West Fifth Street
Suite 5000
Los Angeles, California 90013
Phone:  (213) 626-3300
Facsimile:  (213) 533-5100

OPERATING PARTNERSHIP

Maguire Properties, L.P.,
a Maryland limited partnership

By:   Maguire Properties, Inc.,
      a Maryland corporation
Its:  General Partner


      By: /s/ Dallas Lucas
          ------------------------------
          Name: Dallas Lucas
          Title: Chief Financial Officer



                                      S-2